Exhibit 5

Bruce E. Macdonough
Tel. 602.445.8305
Fax. 602.445.8618
MacdonoughB@gtlaw.com

December 1, 2005

Directed Electronics, Inc.
1 Viper Way
Vista, California 92081

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
     As legal counsel to Directed Electronics, Inc., a Florida corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-1, Registration No. 333-127823, filed with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 10,781,250 shares (including 1,406,250 shares subject to an over-allotment option) of common stock of the Company covered by the Registration Statement (the “Shares”). The facts, as we understand them, are set forth in the Registration Statement.
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:
     A. The Second Amended and Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the state of Florida on December 1, 2005;
     B. The Bylaws of the Company, as amended through the date hereof;
     C. The Registration Statement;
     D. Action by Unanimous Consent in Writing as and for a Meeting of the Board of Directors of the Company dated April 13, 2005, relating to the approval of the filing of the Registration Statement and the transactions in connection therewith; and
     E. Action by Unanimous Consent in Writing as and for a Meeting of the Board of Directors of the Company dated November 23, 2005, relating to the approval of various actions in connection with the Company’s initial public offering.
     Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through E above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable, when (a) the Registration Statement as then amended shall have been declared effective by the Securities and Exchange Commission, (b) the Underwriting Agreement shall have been duly executed and delivered, and (c) the Shares have been duly issued, executed, authenticated, delivered, paid for and sold by the Company and the

Directed Electronics, Inc.
December 1, 2005

Selling Shareholders named in the Registration Statement as described in the Registration Statement and in accordance with the provisions of the Underwriting Agreement.
     We render this opinion with respect to, and express no opinion herein concerning the application or effect of the law of any jurisdiction other than, the existing laws of the United States of America, and of the Florida Business Corporation Act, the Florida Constitution, and reported judicial decisions relating thereto.
     We hereby expressly consent to any reference to our firm in the Registration Statement and in any registration statement filed pursuant to Rule 462(b) under the Securities Act for this same offering, inclusion of this Opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and to the filing of this Opinion with any other appropriate governmental agency.
Sincerely,

/s/ Greenberg Traurig, LLP